Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 817-334-4100 Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600

BASIC ENERGY SERVICES ANNOUNCES RECEIPT OF REQUISITE

CONSENTS WITH RESPECT TO ITS TENDER OFFER AND CONSENT

SOLICITATION FOR ITS 7.125% SENIOR NOTES DUE 2016

FORT WORTH, Texas – October 16, 2012 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced that it had received, as of 5:00 p.m., New York City Time, on October 15, 2012 (the “Consent Expiration”) tenders and consents from the holders of $217,298,000 in aggregate principal amount, or approximately 96.58%, of its outstanding $225,000,000 7.125% Senior Notes due 2016 (the “Notes”) in connection with its previously announced cash tender offer and consent solicitation for the Notes, which commenced on October 1, 2012. In connection with the tender offer and related consent solicitation for the Notes, Basic entered into a supplemental indenture to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture.

The tender offer for the Notes is scheduled to expire at 11:59 p.m., New York City Time, on October 29, 2012 (the “Expiration Time”). Notes tendered after the Consent Expiration but prior to the Expiration Time will not receive a consent payment. Notes tendered on or prior to the Consent Expiration may no longer be withdrawn. Holders of the Notes who tendered their Notes prior to the Consent Expiration Date are entitled to receive a consent payment of $20.00 per $1,000 principal amount of the Notes validly tendered and accepted for purchase, in addition to the tender offer consideration of $1,007.25 per $1,000 principal amount of Notes plus accrued and unpaid interest up to, but not including, the date of payment for such Notes accepted for purchase. The settlement date for Notes tendered on or prior to the Consent Expiration was October 16, 2012.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders thereof will be subject to the terms of the supplemental indenture although they did not consent to the amendments. However, Basic intends to redeem on November 16, 2012 all outstanding Notes not tendered prior to the Expiration Time.

BofA Merrill Lynch is the dealer manager and D.F. King & Co., Inc. is the information agent and the tender agent for the tender offer and consent solicitation. Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 269-6427 (toll free) (banks and brokerage firms please call collect (212) 269-5550). Questions regarding the tender offer and consent solicitation should be directed to BofA Merrill Lynch, at (888) 292-0070 (toll-free) or (980) 387-3907 (collect), attention: Liability Management.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. Basic employs more than 5,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully and (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2011 and subsequent quarterly reports on Form 10-Q filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.